For Information, Contact:
David A. Levin
President and Chief Executive Officer
Casual Male Retail Group, Inc.
(781) 828-9300

Dennis R. Hernreich
Executive Vice President, COO/CFO
Casual Male Retail Group, Inc.
(781) 828-9300

Jeff Unger
Vice President of Investor Relations
Casual Male Retail Group, Inc.
(561)  514-0115

                CASUAL MALE RETAIL GROUP INC. ANNOUNCES THIRD QUARTER
                                FISCAL 2004 RESULTS

CANTON, MA  (November 20, 2003) -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big & Tall, Levi's(r)/Dockers(r) Outlet by Designs, Ecko Unltd.(r) outlet stores and the George Foreman Signature Collection and Comfort Zone, today announced its operating results for the third quarter and nine months ended November 1, 2003. The results include the results of the Company's acquisition of its Casual Male business since
May 14, 2002.

On a consolidated basis, for the third quarter of fiscal 2004, the Company reported a net loss of approximately $1.2 million, or $0.03 per diluted share, as compared to a net loss of $0.3 million, or $0.01 per diluted share, for the third quarter of fiscal 2003. For the nine months ended November 1, 2003, the Company reported a net loss of $3.3 million, or $0.09 per diluted share, as compared to a net loss of $15.0 million, or $0.69 per diluted share for the comparable period last year. The prior year results for the nine months ended November 2, 2002 include restructuring charges totaling
$11.1 million related to its Levi's(r)/Dockers(r) business. Assuming a normalized tax rate of 35% for fiscal 2004, the net loss for the three and nine months ended November 1, 2003 would be $0.02 loss per diluted share and $0.06 loss per diluted share, respectively.

The Company's Casual Male business reported operating income for the third quarter of fiscal 2004 of approximately $1.3 million as compared to operating income of $2.4 million for the third quarter of the fiscal 2003. This decrease was primarily the result of a decrease in total sales for the quarter of 2.3% and also due to an increase in occupancy costs for the Casual Male stores. In addition, the Company recorded charges of approximately $0.4 million in the third quarter of fiscal 2004 related to the early termination of a portion of its long- term debt. For the nine months ended November 1, 2003, the Casual Male business reported operating income of approximately $8.0 million as compared to $5.4 million on a pro forma basis for the corresponding period of the prior year. The improvement in operating income on a year to date basis was achieved primarily through lower operating expenses notwithstanding a decrease in total sales from the Casual Male business on a pro forma basis of 4.1% for the nine months ended November 1, 2003. Similarly on a pro forma basis, the Casual Male business reported comparable store sales decreases of 1.1% for the third quarter of fiscal 2004 and 2.8% for the nine months ended
November 1, 2003.

The Company's Other Branded Apparel business, which includes its
Levi's(r)/Dockers(r) outlet stores and its growing Ecko Unltd.(r) outlet stores, reported operating income for the third quarter of fiscal 2004 of $0.9 million as compared to operating income of $0.4 million for the third quarter of fiscal 2003. For the nine months ended November 1, 2003, the Company's Other Branded Apparel business reported an operating loss of $1.9 million as compared to an operating loss of $11.3 million for the nine months ended November 2, 2002. The results of the Ecko Unltd(r) joint venture generated approximately 6% of the Company's total sales for the third quarter this year compared to approximately 1.5% in last year's third quarter. Furthermore, the Ecko Unltd(r) joint venture profitability is helping to improve the operating income performance of the Company's
Other Branded Apparel business. As mentioned above, the prior year results for the nine months ended November 2, 2002 include $11.1 million in restructuring charges of which $7.3 million relate to the continuing operations of the Company's Other Branded Apparel. The remaining
$3.8 million of the charge was for stores closed and therefore is reflected within discontinued operations on the Company's results of operations for the nine months ended November 2, 2002.

The table below reflects actual results from continuing operations for the Company for the three and nine months ended November 1, 2003 compared to the actual results from continuing operations for the three months ended
November 2, 2002. The results from continuing operations for the nine months ended November 2, 2002 is presented on a pro forma basis assuming that the Company's Casual Male acquisition had occurred on February 3, 2002 (whereas the results from continuing operations reflected in the Consolidated Statements of Operations are presented on an actual basis reflecting results of Casual Male subsequent to the acquisition date of May 14, 2002). The Company has included in the table the historical operating results of the Casual Male business prior to the Company's acquisition. These results have been prepared on a consistent basis with the pro forma information presented in the Company's recent Form 10-K and Form 10-Q filings. These results do not reflect the effect of the recently announced private placement of the Company's new 5% convertible notes due 2024. The operating results of the Company's Other Branded Apparel business on a continuing basis, which includes its Ecko Unltd.(r) outlet stores and excludes discontinued operations from closed stores, primarily reflects the operating loss associated with the Levi's(r)/Dockers(r) outlet stores which the Company is in the process of exiting:

Operating Results by Business Segment, exclusive of discontinued operations

For the three months ended:   November 1, 2003            November 2, 2002
                               (actual)                        (actual)
(in millions)                   Other                           Other
                               Branded                         Branded
                  Casual Male  Apparel  Combined  Casual Male  Apparel  Combined
                    Business   business  Company   business    business  Company
                  ------------------------------  ------------------------------
Sales                $  73.0  $  41.0   $  114.0    $  74.7    $  44.3  $ 119.0
Gross margin, net of
occupancy costs         30.1     10.6       40.7       31.2       10.4     41.6
 Gross margin rate      41.2%    25.9%      35.7%      41.8%      23.5%    35.0%
Selling, general and
Administrative          27.1      9.0       36.1       27.4        9.1     36.5
Depreciation
 and amortization        1.7      0.7       2.4         1.4        0.9      2.3
Operating            --------  -------  ---------    -------    -------  ------
 income (loss)       $   1.3   $  0.9   $   2.2      $  2.4     $  0.4   $  2.8
                     ========  =======  =========    =======    =======  ======


For the nine months ended:   November 1, 2003            November 2, 2002
                               (actual)                        (pro forma)
(in millions)                   Other                           Other
                               Branded                         Branded
                  Casual Male  Apparel  Combined  Casual Male Apparel  Combined
                    Business   business  Company   business  business   Company
                  ------------------------------  -----------------------------
Sales              $  224.7  $  100.8   $  325.5   $  234.4  $  112.9  $ 347.3
Gross margin, net of
occupancy costs        92.5      23.7      116.2       99.2      25.2    124.4
 Gross margin rate     41.2%     23.5%      35.7%      42.3%     22.3%    35.8%
Selling, general and
Administrative         79.6      23.8      103.4       88.1      25.8    113.9
Provision for impairment
 of assets, store
 closings and severance  -         -         -           -        7.3      7.3
Depreciation and
 Amortization           4.9       1.8        6.7        5.7       3.4      9.1
Operating income    -------   --------   -------     -------  --------  -------
  (loss)            $   8.0   $  (1.9)   $   6.1     $  5.4  $  (11.3)  $ (5.9)
                    =======   =========  =======     ======= =========  =======

In addition to the historical financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP measures of pro forma results and a normalized tax rate. Pro forma information reflects the operating results of the Casual Male business assuming the acquisition had occurred on February 3, 2002. Normalized tax basis reflects a 35% effective tax rate on the pre-tax loss. We believe that the inclusion of such non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. However, the non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP.

CMRG, the largest retailer of big and tall men's apparel, operates 482 Casual Male Big & Tall stores, Casual Male e-commerce site, Casual Male catalog business, 57 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores, 22 Ecko Unltd(r) outlet stores and the George Foreman Signature Collection and Comfort Zone line of apparel. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG".

Investors are invited to listen to a broadcast of the Company's conference call to discuss third quarter earnings results. The conference call will broadcast live today on Thursday, November 20, 2003 at 11:00 a.m. Eastern
Time at www.casualmale.com/investor.   The call will be archived online
within one hour after its completion. Participating in the call will be Seymour Holtzman, Chairman; David Levin, President and Chief Executive Officer and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.


The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

                             (Tables to follow)


                        CASUAL MALE RETAIL GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                         For the three months ended   For the nine months ended
                           11/1/2003     11/2/2002      11/1/2003    11/2/2002
                         --------------------------   -------------------------
Sales                       $114,029      $119,037      $325,529     $261,024
Cost of goods sold
 including occupancy          73,331        77,378       209,344      174,081
                            ________      ________      ________     ________
Gross profit                  40,698        41,659       116,185       86,943

Expenses:
 Selling, general and
  administrative              36,125        36,521       103,453       77,278
 Provision for impairment of
  assets, store closings and
  severance                      -             -            -           7,250
 Depreciation and
  amortization                 2,405         2,355         6,674        6,417
                             _______        ______       _______       ______
Total expenses                38,530        38,876       110,127       90,945
                             _______        ______       _______       ______

Operating income (loss)        2,168         2,783         6,058       (4,002)

Interest expense, net          3,135         3,170         8,996        6,229

                             _______        ________     _______       ______
Income (loss) from continuing
 operations before minority
 interest and income taxes      (967)         (387)       (2,938)     (10,231)

Minority interest                147           132            55          131
Provision for income taxes        -             -            -             -

Net income (loss) from       ________       _______      ________   _________
 continuing operations       $(1,114)        $(519)      $(2,993)    $(10,362)

Loss from discontinued
 operations                      (90)          189          (307)      (4,669)
                             ________       ________     ________   _________
Net income (loss)            $(1,204)        $(330)      $(3,300)    $(15,031)
                             ========       ========     ========   ==========

Net income (loss) per share
basic and diluted:

Income (loss) from continuing
operations -basic and diluted  ($0.03)        ($0.02)      ($0.08)     ($0.48)

Loss from discontinued
operations -basic and diluted  ($0.00)         $0.01       ($0.01)     ($0.22)
                             ---------       --------     --------    ---------
 Net income (loss)
-basic and duluted             ($0.03)        ($0.01)      ($0.09)     ($0.69)


Weighted-average number of
common shares outstanding:

Basic                          35,992          33,984       35,855      21,633
Diluted                        35,992          33,984       35,855      21,633




                        CASUAL MALE RETAIL GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS
                    November 1, 2003 and February 1, 2003
                               (In thousands)



                                                   November 1,     February 1,
                                                      2003             2003
                                                  ----------------------------
ASSETS                                                    (unaudited)

Cash and investments                             $   6,169          $   4,692
Inventories                                        119,891            103,222
Other current assets                                10,472              9,689
Property and equipment, net                         67,020             64,062
Goodwill and other intangibles                      81,331             81,427
Other assets                                         4,276              3,853
                                                 ---------          ----------
   Total assets                                  $ 289,159          $ 266,945
                                                 =========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses
 and other liabilities                           $  78,020          $  68,285
Notes payable                                       49,474             55,579
Long-term debt, net of current portion              64,555             50,996
Minority interest                                    3,406              1,018
Stockholders' equity                                93,704             91,067
                                                 ---------          ----------
   Total liabilities and stockholders' equity    $ 289,159          $ 266,945
                                                 =========          ==========

###